Registration Statement No. 333-221336

Filed pursuant to Rule 424(b)(3)

Amendment dated February 2, 2018 to

Pricing Supplement No. 4, dated November 3, 2017 and Pricing Supplement No. 5, dated November 3, 2017, in each case to Prospectus Supplement and Prospectus each dated November 3, 2017 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program, Series F

Linked to the Rogers International Commodity Index®

—Agriculture Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between December 6, 2017 and February 2, 2018:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,200,000	60.804%	$1,337,688	January 24, 2018
$2,500,000	60.804%	$1,520,100	January 24, 2018
$800,000	60.937%	$487,496	January 26, 2018
$5,000,000	60.937%	$3,046,850	January 26, 2018
$1,300,000	61.332%	$797,316	January 30, 2018
$700,000	61.117%	$427,819	January 31, 2018
$1,000,000	61.631%	$616,310	February 5, 2018
$600,000	61.371%	$368,226	February 6, 2018

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between December 6, 2017 and February 2, 2018:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$3,000,000	55.142%	$1,654,260	January 19, 2018
$2,000,000	55.142%	$1,102,840	January 19, 2018
$8,000,000	55.142%	$4,411,360	January 19, 2018
$2,700,000	54.960%	$1,483,920	January 22, 2018
$1,400,000	55.212%	$772,968	January 26, 2018
$1,000,000	56.162%	$561,620	February 2, 2018
$2,000,000	56.162%	$1,123,240	February 2, 2018

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$34,200,000	57.637%	$19,712,013	$2,454.15(1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. The registration fee of US$2,454.15 for this offering is being paid out of SEK’s SEC account, the current balance of which is US$71,654.05 as of the date hereof.  After payment of the registration fee for this offering, US$69,199.90 remains available in SEK’s account for future registration fees.